Exhibit 26(k): Opinion and Consent of Counsel
ING LOGO AMERICAS US Legal Services
J. Neil McMurdie Counsel (860) 723-2229 Fax: (860) 723-2216 neil.mcmurdie@us.ing.com
October 1, 2004	BY EDGARLINK

U.S. Securities and Exchange Commission 450 Fifth Street, N.W. Washington, DC 20549
Re:

Security Life of Denver Insurance Company
Security Life Separate Account S-L1(formerly known as Southland Separate Account L1)
Registration Statement on Form N-6
Prospectus Title: Survivor Dimensions Variable Universal Life Insurance Policy
File Nos. 333-______ and 811-09106

Ladies and Gentlemen:

The undersigned serves as counsel to Security Life of Denver Insurance Company, operating pursuant to the insurance laws of the State of Colorado (the "Company"). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed the above-referenced Registration Statement on Form N-6. This filing describes the Survivor Dimensions flexible premium variable universal life insurance policy (the "Policies") offered by the Company through its Security Life Separate Account S-L1 (the "Account"). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Colorado.
2.	The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Colorado.

Hartford Site 151 Farmington Avenue, TS31 Hartford, CT 06156	ING North America Insurance Corporation

3.	The Policies and the interests in the Account to be issued under the Policies have been duly authorized by the Company.
4.

The assets of the Account will be owned by the Company. Under Colorado law and the provisions of the Policies, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

5.

The Policies provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Policies.

6.

The Policies and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, /s/ J. Neil McMurdie J. Neil McMurdie